Exhibit 4.30

Portions of this exhibit have been omitted pursuant to Item 601 (b)(10)(iv) of Regulation S-K on the basis that the registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

NOVATECH RESEARCH AND DEVELOPMENT JOINT STOCK COMPANY

AND

VINFAST TRADING AND PRODUCTION JOINT STOCK COMPANY

LICENSE AGREEMENT

CONTENTS

CONTENTS		2
RECITALS		3
1.	DEFINITIONS AND INTERPRETATION	3
2.	GRANT OF LICENSE	5
3.	TECHNICAL DOCUMENTATION	5
4.	OWNERSHIP, IP RIGHTS AND IMPROVEMENTS	6
5.	FEE AND PAYMENTS	6
6.	REPRESENTATIONS AND WARRANTIES	7
7.	LIABILITIES AND INDEMNIFICATION	8
8.	CONFIDENTIALITY	10
9.	FORCE MAJEURE	11
10.	GOVERNING LAW AND DISPUTE RESOLUTION	11
11.	TERM AND TERMINATION	12
12.	MISCELLANEOUS PROVISIONS	13
SCHEDULE 1		15
SCHEDULE 2		16

This License Agreement (“Agreement”) is entered into on August 22nd, 2025 (the “Effective Date”) by and between:

NOVATECH RESEARCH AND DEVELOPMENT JOINT STOCK COMPANY a company organized and existing under the laws of Vietnam and having its principal place of business at Dinh Vu – Cat Hai Economic Zone, Cat Hai Island, Cat Hai Special Zone, Hai Phong City, Viet Nam (“Licensor”);

And

VINFAST TRADING & PRODUCTION JOINT STOCK COMPANY, a company organized and existing under the laws of Vietnam and having its principal place of business at Dinh Vu – Cat Hai Economic Zone, Cat Hai Island, Cat Hai Special Zone, Hai Phong City, Viet Nam (“Licensee”).

Licensor and Licensee are collectively referred to herein as the “Parties” and individually referred to herein as a “Party”.

RECITALS

A.

WHEREAS, Licensor (i) owns or is licensed certain technologies, know-hows, processes, designs, solutions, data, technical specifications, intellectual property rights and other rights to the above-mentioned items that are critical to the manufacture of automobiles (“Licensed Portfolio”, as defined below); and (ii) has the authority to license the Licensed Portfolio to third parties.

B.

WHEREAS, Licensee desires to obtain an exclusive license to use such the Licensed Portfolio for the manufacture of automobiles; and Licensor desires to grant such license to Licensee, all on the terms and conditions set out in this Agreement.

NOW THEREFORE, in consideration of the recitals in this Agreement, the mutual covenants and agreements hereinafter contained on the part of each of the Parties to be kept, observed and performed, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1.	Definitions

For the purposes of this Agreement, the following capitalized terms shall have the following meanings, except where the context requires otherwise.

“Affiliates” means a legal entity which Controls, or is Controlled by, or 1s under common Control with a Party.

“Control” means direct or indirect ownership of more than fifty percent (50%) of the voting rights in a legal entity or the power to appoint more than fifty percent (50%) of the directors of the board of directors of a legal entity. “Controls” and “Controlled by” shall be interpreted in accordance with this definition.

“Improvements” means (i) any and all products and services conceived, discovered, created, developed or derived in whole or in part from the Licensed Portfolio; and (ii) any and all modifications, revisions, derivations, updates, enhancements ai.1d improvements to or of the Licensed Portfolio.

“Intellectual Property Rights” or “IP Rights” means any intellectual and industrial property rights including, but not limited to, all rights in patents, utility models, semi-conductor topography rights; copyrights, authors’ rights, trademarks, brands, domain names, trade secrets, know-how and other rights in information, drawings, logos, plans, database, technical notes, prototypes, processes, methods, algorithms, any technical-related documentation, any software, registered designs and other designs, in each case, whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

“Licensed Territory” means worldwide.

“Licensed Portfolio” shall mean all technologies, processes, solutions, data, technical specifications, Intellectual Property Rights, and related documentation developed or owned or controlled by Licensor as of the Effective Date and described in Schedule 1, as well as any research and development outputs, technologies, processes, solutions, data, technical specifications, Intellectual Property rights, and related documentation developed or owned or controlled by Licensor in the future, which may be added to this Agreement via supplemental schedules as provided herein.

“Licensed Product(s)” means vehicles manufactured by Licensee or third parties designated by Licensee, using the Licensed Portfolio.

“Technical Documentation” means technical documentation (in hard copy or electronic form), including but not limited to technical data, drawings, designs, material lists, assembly instructions, specifications, production processes, quality requirements, parameters, and software (including source code and related documentation), that is reasonably necessary for:

•	manufacturing the Licensed Products;
•	selling, supplying, or otherwise commercializing the Licensed Products;
•	providing after-sales services and repairs; and
•	assembling, using, or incorporating the Licensed Products into other products or systems.

The specific scope of the Technical Documentation may be further agreed by the Parties from time to time.

“Trademarks” shall mean the trademarks, trade names, and logos owned by Licensor or licensed to Licensor.

1.2.	Interpretation

In this Agreement, except to the extent that the context otherwise requires:

(a)	words in the singular only also include the plural and vice versa where the context so requires;
(b)	any reference to “includes” or “including” are to be construed as indicative and non-exhaustive lists;
(c)	headings are for convenience only and do not affect interpretation;
(d)	reference to an Article or Schedule is a reference to an Article or Schedule of this Agreement;
(e)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;
(f)	reference to a law shall be construed as a reference to such law as the same may have been, or may from time to time be, amended or re-enacted;
(g)

except to the extent expressly specified to the contrary, in the event of any inconsistency between any article, any schedule or other document incorporated by reference, the articles override the schedules, and the schedules override any other incorporated documents incorporated by reference, to the extent of any inconsistency; and

(h)

expressions such as “hereby”, “hereunder”, “herein” or the like are intended as “by this Agreement” and “under this Agreement” or the like as applicable and not by or under a specific article, paragraph or section.

2.	GRANT OF LICENSE
2.1.

Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, an irrevocable, perpetual, sublicensable, non-assignable (except as provided herein), and exclusive license for the use of the Licensed Portfolio as required to:

(a)	manufacture Licensed Products;
(b)	sell, supply and otherwise commercialize those Licensed Products;
(c)	provide the after-sales repair and service of Licensed Products;
(d)	engage in other activities to utilize the Licensed Portfolio for other purposes as may be agreed between the Licensor and the Licensee from time to time;

in the Licensed Territory, by the Licensee itself or third parties designated by the Licensee (hereinafter referred to as the “License”).

2.2.

Licensed Portfolio may include certain technologies, processes, solutions, data, technical specifications, Intellectual Property Rights, and related documentation that are owned or licensed by third parties and sublicensed to the Licensee through the Licensor (“Third Party Items”). Accordingly, both Parties agree that:

(a)

The License granted under this Agreement with respect to such Third Party Items shall be subject to all applicable license terms, conditions, restrictions, or limitations imposed by the respective third-party licensors.

(b)	The Licensor shall obtain and maintain rights necessary to allow the Licensee to use such Third Party Items in accordance with this Agreement.
(c)

In order for Licensee to achieve the intended commercial use of the Licensed Portfolio as specified in Article 2.1 hereinabove, Licensor shall use its best efforts, in good faith, to work with the relevant third-party licensors to amend, expand, or otherwise modify the applicable licensing terms of the Third Party Items. The objective of such efforts shall be to ensure that the Licensee can enjoy the reasonable and intended benefits under this Agreement without incurring undue restrictions or operational risks.

2.3.

For the avoidance of doubt, this License includes the right for Licensee to use the Trademarks on or in relation to the Licensed Products and other products of the Licensee, including but not limited to affixing the Trademarks on vehicles, components, packaging, user manuals, marketing and promotional materials (digital and print), websites, internal communications, and any other media or materials reasonably necessary for the commercialization, marketing, and sale of the Licensed Products.

2.4.

Additional research and development outputs, technologies, processes, solutions, data, designs, technical specifications, intellectual property, and related documents developed or owned by Licensor in the future shall be included in the Licensed Portfolio and may be added to this Agreement on a case-by-case basis via supplemental schedules mutually agreed upon in writing.

3.	TECHNICAL DOCUMENTATION
3.1.

Within [***] ([***]) days from the Effective Date or upon the addition of new elements to the Licensed Portfolio via supplemental schedules, Licensor shall provide Licensee (and contractors as directed by Licensee) all Technical Documentation as agreed by both Parties in the form of (01) electronic copy in readable and editable form, or in any other form as agreed by the Parties. The Technical Documentation shall be in either the Vietnamese or the English language. The content, format and other requirements of Technical Documentation are agreed by both Parties from time to time.

3.2.

The electronic copy of the Technical Documentation shall be properly named and organized in accordance with the sequence as agreed by both Parties, and shall be delivered to Licensee in a secure and commercially reasonable manner.

3.3.

Within [***] ([***]) working days after Licensee’s receipt of all the Technical Documentation delivered by Licensor, Licensee shall inspect the delivered Technical Documentation for completeness according to the list of Technical Documentation as agreed by both Parties. Upon Licensee’s authorized person’s confirmation of the Technical Documentation, Licensee shall issue a letter of receipt of Technical Documentation within [***] ([***]) working days from its receipt. Licensee’s issuance of the letter of receipt shall not be deemed as its acknowledgement of the correctness or sufficiency of the Technical Documentation or a minute of acceptance for the completed performance of Licensor under this Agreement, and Licensee reserves the right to request corrections of or replacement or supplementary documents for the Technical Documentation.

3.4.Licensor shall provide updates to the Technical Documentation as necessary to reflect any changes, improvements, or additions to the Licensed Portfolio, and shall ensure the documentation remains accurate and sufficient for Licensee’s use.

4.	OWNERSHIP, IP RIGHTS AND IMPROVEMENTS
4.1.

Except as expressly set forth herein, each Party shall retain all right, title and interest in and to any Intellectual Property Rights developed, created, owned or controlled by the Party prior to the Effective Date.

4.2.	Notwithstanding anything to the contrary herein:
(a)

Improvements, IP Rights relating to Improvements which may be developed or created by Licensee, by third parties designated by the Licensee, shall be owned exclusively by Licensee as of the date such Improvements, IP Rights relating to Improvements are developed or created.

(b)

Licensor undertakes to provide Licensee with all support and documents necessary in order to have such Improvements and IP Rights relating to the Improvements registered in any territory if Licensee wishes to do so. This also includes Licensor’s obligation to sign any document and to consent to any measure necessary in order to achieve such registration of Licensee’s Improvements, IP Rights relating to Improvements.

If, according to applicable laws, the ownership of Improvements and all IP Rights relating to Improvements cannot be assigned to Licensee, Licensee has the exclusive, perpetual, irrevocable, transferable, licensable and restricted right to use - in any and all forms - of such Improvements and all IP Rights relating to the Improvements. Licensor shall not be entitled to use or dispose of any Improvements and all IP Rights relating to the Improvements for any purpose without prior written consent of Licensee. The foregoing shall specifically include, but not limited to, the rights to publish, duplicate, modify, and exploit the Improvements and the IP Rights relating to Improvements in any form or fashion.

(c)

The Parties agree that in order to use the Improvements and for the purpose of the License, Licensee, its Affiliates, transferees, licensees, assignees, contractors are allowed to deploy relevant tangible and intangible resources of Licensor incorporated into the Improvements and/or Licensed Portfolio solely for the purpose of and to the limited extent necessary for utilizing such Improvements and/or Licensed Portfolio (if any).

5.	FEE AND PAYMENTS
5.1.

Licensee shall pay License Fee in accordance with the timeline, milestones, payment documents and other terms as agreed by both Parties in Schedule 2 attached hereto, which may be supplemented by both Parties from time to time.

5.2.

Unless otherwise provided in this Agreement, Licensee shall pay Licensor’s invoices in VND, within [***] ([***]) calendar days after the date of Licensee’s receipt of all payment documents in full. Payment shall be made to Licensor’s account as indicated in the invoice.

5.3.	Cost and Taxes
(a)

Each Party shall pay its own expenses and costs (including without limitation to all traveling, accommodation, insurances, visa expenses and allowances for their personnel) relating to the negotiation, preparation, signing and performance by it of this Agreement.

(b)	All taxes and other deductibles charged by the Vietnamese tax authority in connection with any payment due Licensor under this Agreement shall be borne and paid by Licensor.
(c)

All taxes, customs duties and other charges arising in Vietnam and levied in connection with any payment due Licensor under this Agreement shall be borne and paid by Licensee. For clarity, Vietnamese withholding tax, VAT, and other applicable taxes are not included in the License Fee and will additionally be borne by Licensee so that a net License Fee will be received by Licensor. Licensor shall be responsible for personal taxes of personnel of Licensor who are engaged to work in Vietnam under this Agreement (if any).

(d)

Licensor acknowledges that should Licensor successfully receive any overseas tax credit (“Credit”) against its corporate tax liability in Vietnam for taxes paid by Licensee under this Article, Licensee shall have a claim for all such Credit. At Licensor’s request, Licensee shall provide Licensor with a certificate or other proof of withholding tax paid, issued by competent tax authorities, in support of Licensor’s claim for any such Credit. Licensor shall provide evidence of any Credit it received within [***] ([***]) working days from the date of receiving such Credit. Licensee reserves the right to conduct an audit relating to any Credit or potential Credit at its discretion. After confirmation in relation to the Credit between the Parties, Licensee shall issue an invoice to claim the Credit and Licensor shall pay Licensee’s invoice within [***] ([***]) calendar days from the invoice date. For the avoidance of any doubt, under no circumstance shall Licensee be entitled to use any Credit as a set-off for any amounts due to Licensor under Article 5.1 and 5.2.

(e)	Each Party shall bear its own bank charges, including charges imposed by its own bank for sending or receiving payments.
6.	REPRESENT ATIONS AND WARRANTIES

Each Party acknowledges that the other Party has executed this Agreement and agreed to its terms in reliance on the representations and warranties in Article 6.1 and Article 6.2 below.

6.1.	Each Party hereby represents and warrants to the other Party that, as of the Effective Date:

(a)it has all necessary power and authority to enter into this Agreement and to perform its obligations under the Agreement and to complete the transactions contemplated by such Agreement;

(b)

this Agreement has been duly executed and delivered by it and, assuming due authorization, execution and delivery by the other Party, constitutes legal, valid and binding obligations enforceable against it in accordance with the tem1s of this Agreement;

(c)

the execution, delivery and performance by it of this Agreement do not and will not: (i) contravene or conflict with its articles of association or other constitutional documents; (ii) conflict with or result in any breach of any agreement or contract or other document to which it is a party or by which any of its assets is bound; or (iii) contravene or conflict with any applicable laws; and

(d)	subject to any general principles of law limiting its obligations, the obligations expressed to be assumed by it under this Agreement are valid, legally binding and enforceable obligations.
6.2.	Licensor further represents and warrants to Licensee that:
(a)	Licensor has the full power and authority to disclose, license the Licensed Portfolio and other rights to Licensee under this Agreement;
(b)	the Licensed Portfolio and the License under this Agreement do not and will not infringe any Intellectual Property Rights or other rights of any third party (“Third-Party IP”);
(c)	All third-party licenses are disclosed, and no additional licenses are required for the fully function of the Licensed Portfolio;
(d)

the Licensed Portfolio shall be free from defects in design, conform to the requirements set forth in the Technical Documentation, comply with the legal regulations applicable to the manufacture and sale of Licensed Products and fit for the mass production;

(e)

the Licensed Portfolio and Technical Documentation provided to Licensee are complete in accordance with the agreement between both Parties, and the Licensed Portfolio has been developed in accordance with and meets applicable standards and industry-standard practices;

(f)

Licensor shall (i) comply with all applicable export control laws of the US, EU, and Vietnam, and (ii) notify Licensee when any of the Licensed Portfolio are subject to controls under such export control laws.

(g)

Licensor at no time will commence, maintain, or prosecute any action or proceeding against Licensee based upon assertion of infringement of any IP Rights in and to the Licensed Portfolio, whether existing now or in the future, to the extent the accused activities of Licensee are within the scope of the License granted under this Agreement and provided that Licensee fulfils its payment obligation under Article 5.1 of the Agreement;

(h)	it shall not take any action inconsistent with Licensee’s rights under this Agreement.
7.	LIABILITIES AND INDEMNIFICATION
7.1.

Each Party shall promptly notify the other Party in writing of any actual, alleged or threatened infringement, misappropriation, or other unauthorized use or disclosure of the IP Rights contained in the Licensed Portfolio within the Licensed Territory. Licensor shall have the right, but not the obligation, at its own expense to pursue all actions necessary to stop any such infringement, misappropriation or other unauthorized use or disclosure of the IP Rights, including without limitation to initiating civil claims or criminal prosecution against any of the parties involved (“Enforcement Actions”). Licensee shall have the right, but not the obligation, to join at their own expense in any Enforcement Action instituted by Licensor. If Licensor does not pursue an Enforcement Action, Licensee can independently initiate the Enforcement Action in their own names or the names of both Parties at their sole discretion and expense. Licensor shall reasonably cooperate with Licensee in initiating and pursuing any such Enforcement Action. All damages or other compensations of any kind recovered will be apportioned to both Parties in proportion to their costs incurred for implementation of Enforcement Actions.

7.2.

Each Party shall promptly notify the other Party in writing of (i) any actual, alleged or threatened claim for infringement, misappropriation, or other unauthorized use or disclosure of Third-Party IP arising from the performance of this Agreement in the Licensed Territory; and (ii) any actual, alleged or threatened claim that any of the IP Rights contained in the Licensed Portfolio is invalid or unenforceable or violates Third-Party IP.

7.3.

Unless otherwise provided by this Agreement, each Party undertakes to indemnify the other Party for all direct and actual damages and losses of the indemnified Party resulting from the indemnifying Party’s breach of its obligations under this Agreement.

7.4.

Licensor shall indemnify, defend, and hold harmless Licensee, its Affiliates and their respective employees, officers, agents and representatives from and against any and all direct, indirect, and consequential losses, liability, claims, damages, penalties, costs, fees or expenses (including court costs and legal expenses) arising from or in connection with:

(a)

any action, proceeding or claim, whether rightful or otherwise, made or brought by a third party (“Third Party’s Claim”) alleging that use of ai1y IP Rights/ Licensed Portfolio/Improvements/ Technical Documentation under this Agreement infringes or misappropriates any Third-Party IP, and/ or

(b)

any Third Party’s Claim for death, personal injury and/or property damage, which results from (i) the use of Licensed Portfolio in Licensee’s products; or (ii) the fault or negligence of Licensor, or (iii) Licensor’s breach of its representations and warranties under Article 6.2 hereinabove, or (iv) failure of Licensor to comply with any applicable law.

7.5.

Without prejudice to other terms under this Agreement, if use of any IP Rights/Licensed Portfolio/Improvements/Technical Documentation under this Agreement is limited or prohibited as a result of or in connection with a Third Party’s Claim, within a reasonable time requested by Licensee, Licensor shall, at the sole discretion of Licensee, take one of the following actions:

(a)

Modify the IP Rights/Licensed Portfolio /Improvements/Technical Documentation so as that these IP Rights/Licensed Portfolio/Improvements/Technical Documentation shall not be infringing any third-party rights; or

(b)	Procure the right to continue to use the IP Rights/Licensed Portfolio/ Improvements/ Technical Documentation rendered as provided for in this Agreement; or
(c)	replace the IP Rights/Licensed Portfolio/Improvements/Technical Documentation that do not infringe any protection rights and meet the requirements of this Agreement.
7.6.	Recall:

This Clause applies to any voluntary or government-mandated recall or voluntary campaign to remedy an alleged defect or to address an alleged failure of a Licensed Products to comply with any applicable standards or requirements, and provided that such failure arising from or related to the Licensed Portfolio and/or the use of the Licensed Portfolio in Licensed Products (“Recall”).

In the event that either the government mandates or a Party determines that an event, incident or circumstance has occurred which may result in the need for a Recall or other removal of any Licensed Products, the Parties shall then discuss reasonably and in good faith whether such Recall or voluntary campaign is appropriate or required, the manner in which any mutually agreed Recall should be handled, and how costs of the Recall will be allocated.

The extent of Licensor’s liability will be negotiated on a case-by-case basis based on (i) a good faith allocation of responsibility for the Recall, (ii) the cause of the alleged defect and which Party is responsible, (iii) reasonableness of the costs and damages incurred, (iv) the price of the Licensed Products, and (v) other relevant factors; to the extent of Licensor’s liability, Licensor shall be correspondingly responsible for all relevant losses and damages (including consequential damages) incurred by Licensee due to such Recall.

8.	CONFIDENTIALITY
8.1.

Confidential Information refers to all confidential information in possession of or relation to a Party, its Affiliates, its or their business, business partners, clients, customers, business plans, affairs or activities including specifications, commercially sensitive information, and any other information of a confidential nature, disclosed by one Party (“Discloser”) to the other (“Recipient”). For the avoidance of doubt, any such information is Confidential Information regardless of whether or not it is marked as such. However, Confidential Information shall not include any information which (i) is previously or becomes generally available to the public other than as a result of a disclosure by Recipient of such information, or (ii) is previously or becomes available on a non-confidential basis from a source other than Discloser or its respective agents, representatives or advisors as long as such source is not prohibited from transmitting the information by a contractual, legal or fiduciary obligation to Discloser.

8.2.

To the extent that, in connection with the Agreement, Recipient receives from Discloser any Confidential Infom1ation, Recipient agrees to use the Confidential Information of Discloser solely for the purposes of this Agreement, and shall not disclose such Confidential Information to any third party without Discloser’s prior written consent, except for disclosing such Confidential Information to Recipient’s employees, financial advisors, legal advisors or contractors for the purpose of carrying out their obligations according to the Agreement, on the condition that Recipient must be responsible for and ensure that the parties which received the Confidential Information must be bow1d by written confidentiality restrictions no less stringent than those contained herein.

Both Parties shall carry out their obligations hereunder at the same degree of care to protect their own proprietary information, or with a reasonable degree of care, whichever being more onerous for Recipient.

8.3.

Where Recipient is required to disclose any Confidential Information by an order of the court, other legal process or other applicable professional standards, Recipient shall promptly inform Discloser in writing before disclosing and shall use its best effort to disclose such Confidential Infom1ation only to the extent as strictly required.

8.4.

Upon the termination of the Agreement, Recipient shall immediately take any of the following actions over the Confidential Information of Discloser which is in the possession or control of Recipient, including but not limited to all originals, copies, reproductions and summaries of the Confidential Infom1ation processed by Recipient, including: (i) returning all the Confidential Information to Discloser; (ii) destroying all the Confidential Information and confirming in writing with Discloser on the destruction; or (iii) destroying all the Confidential Information and allowing one employee of Discloser to witness the destruction. Discloser shall decide which of the above actions should be taken by Recipient.

8.5.

Discloser reserves the right under applicable law to request compensation from Recipient for all losses incurred and the expenses paid by Discloser in order to remedy the consequences arising out of the breach of confidentiality by Recipient. Recipient acknowledges and agrees that any breach of confidentiality by Recipient may cause irrecoverable damage to Discloser, so that Discloser shall have the right to seek injunctive relief in addition to the remedies provided by laws or in equity.

8.6.

This Article 8 (Confidentiality) shall survive and continue to bind both Parties after the termination of the Agreement until such time when the relevant information becomes public (other than through any unauthorized disclosure by either Party, its owners, agents, employees and advisors).

9.	FORCE MAJEURE
9.1.

“Force Majeure Event” refers to an event which is beyond a Party’s reasonable control and not occasioned by such Party’s fault or negligence, including (but not limited to) acts of God or public enemy, war, civil war, warlike operations, terrorism, insurrections or riots, fires, floods, explosions, epidemic or quarantine restrictions, any act of government, governmental priorities or allocation order.

9.2.

Neither Party shall be responsible nor deemed to be in default on account of delays or interruptions in the performance of its obligations under the Agreement if it is prevented or delayed in performing its obligations by a Force Majeure Event, provided that:

(a)

The affected Party (the “Affected Party”) who claims that Force Majeure Event has occurred must notify to the other Party without delay by e-mail and by registered airmail, and/ or courier mail to the address mentioned in this Agreement within [***] ([***]) days of the first occurrence of Force Majeure Event, full particulars thereof including its date of first occurrence, of the cause or event given to it and satisfactory and suitable evidence; and

(b)

The Affected Party must use its reasonable efforts to avoid and mitigate the negative effect of the Force Majeure Event upon its performance of the Agreement and to fulfil its obligations under the Agreement.

9.3.

Problems arising out of Force Majeure Event shall adequately be settled by negotiations so that the performance of the Agreement may reasonably continue. Should, however, the delays due to Force Majeure Event continue longer than [***] ([***]) days and the Parties fail to reach an agreement through negotiation, Licensee shall be entitled to terminate the Agreement.

10.	GOVERNING LAW AND DISPUTE RESOLUTION
10.1.	Governing Law

This Agreement and the relationship between the Parties will be governed by, and interpreted in accordance with the laws of Vietnam. This Agreement is exclusively for the benefit of the Parties and will not be construed as conferring, either directly or indirectly, any rights or causes of action upon third parties.

10.2.	Dispute Resolution
(a)

The Parties will attempt amicably to resolve any dispute, controversy or claim arising out of or in connection with this Agreement (including the existence, validity, arbitrability, breach or termination thereof) (a “Dispute”) no later than [***] ([***]) days following written notification of the existence of a dispute by a Party to the other Party;

(b)

If the Dispute is not resolved for any reason within [***] ([***]) days of the written notification referred to in Article 10.2(a) all unresolved disputes arising out of or in connection with this Agreement will be submitted for arbitration to the Vietnam International Arbitration Centre (“VIAC”) in accordance with the arbitratio11 rules of VIAC in effect at the time of application for arbitration. Any such arbitration may be initiated by a Party by written notice to the other Party specifying the subject of the requested arbitration. During such [***]-day period, the Parties will endeavor to settle the Dispute through friendly negotiations; provided, however, that the failure of either Party to engage in such negotiations will not preclude the commencement of any such arbitration.

(c)	The seat of arbitration will be in Hanoi, Vietnam. The arbitration shall be conducted by three (3) arbitrators (the “Tribunal”). One of the arbitrators shall be appointed as chairman of the Tribm1al.
(d)	Licensee and Licensor shall each have the right to appoint one (I) arbitrator subject to the following provisions:

(i)

If both Parties fail to appoint an arbitrator within [***] ([***]) days of the date of the arbitration notice, then the appointment of all three (3) arbitrators, including the chairman, shall be referred to the VIAC who shall appoint the arbitrators;

(ii)

If one Party fails to appoint an arbitrator within [***] ([***]) days of the date of the arbitration notice, then the appointment of that Party’s arbitrator will be referred to VIAC and VIAC shall appoint the arbitrator; and

(iii)

If both Parties appoint an arbitrator, then the third arbitrator (who shall serve as the chairman) shall be appointed by the two Party appointed arbitrators within [***] ([***]) days after the date of the appointment of the last arbitrator appointed by or on behalf of the Parties, failing which, or if either of the Party arbitrators is appointed by VIAC, the appointment of the third arbitrator shall be referred to the VIAC and VIAC shall appoint the third arbitrator.

(e)	The language of the arbitration will be in Vietnan1ese. The decision of the Tribunal will be final and binding; and the arbitration fee shall be borne by the losing Party.
(f)	In the course of arbitration, the Parties shall continue to perform the Agreement except for those parts m1der arbitration.

Nothing in this Article 10 shall prevent either Party from seeking interim relief in any court having competent jurisdiction.

11.	TERM AND TERMINATION
11.1.	This Agreement shall become effective and remain in force as of the Effective Date, unless terminated as provided herein.
11.2.	Either Party may terminate the Agreement upon the occurrence of the following events:
(a)

If a Party defaults on any of its material obligations, representations or warranties under the Agreement, the non-defaulting Party shall notify the other Party in writing, specifying in sufficient details the nature and extent of such breach. Unless within [***] ([***]) days after written notice of such default the defaulting Party remedies the default, the non-defaulting Party shall be entitled to terminate the Agreement by a notice with immediate effect; or

(b)

If (i) either Party files a petition for bankruptcy or is adjudicated a bankrupt, (ii) a petition in bankruptcy is filed against either Party; (iii) either Party becomes insolvent or makes an assignment to the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy law; or (iv) either Party discontinues business, then the other Party shall have the right to terminate this Agreement immediately upon written notice.

11.3.	This Agreement may be terminated upon the mutual agreement by both Parties.
11.4.	Effect of termination:
(a)

Notwithstanding any other provisions of this Agreement, regardless of any termination for any reason, once Licensee has fulfilled its payment obligations to Licensor under Article 5, all rights and benefits of Licensee under this Agreement shall survive any termination of this Agreement, including but not limited to its irrevocable rights to the License and continuously use the Licensed Portfolio granted by Licensor hereunder.

(b)

Upon termination of this Agreement for any reason, Licensee shall only be liable to pay for the portion of the Licensed Portfolio actually granted and used by Licensee up to the date of termination. Any amount paid in excess of such used portion shall be refunded by Licensor within [***] ([***]) days from the termination date.

11.5.

Licensor shall reimburse Licensee, immediately (but no later than [***] ([***]) days from the date of termination of the Agreement) ai1y balances between (i) any amounts paid by Licensee to Licensor including without limitation to any prepayment or deposit  and (ii) the actual amount payable by Licensee to Licensor in the case of termination of Agreement as stipulated in this Article 11.

11.6.	Articles 6, 7, 8, 10, 11 and 12 shall survive any termination of this Agreement.
12.	MISCELLANEOUS PROVISIONS
12.1.	Assignment

No Party may assign or transfer any rights or obligations under this Agreement without the prior written consent of the other Party.

12.2.	Notices

All notices given by either Patty to the other Party will be in writing, by facsimile, registered aim1ail, electronic mail or courier, and shall be deemed served on the date actually received by the other Party.

Each Party may change this address at will by giving written notice to the other.

12.3.	Amendment

No change, modification or waiver of any of the terms or conditions of this Agreement will be effective unless agreed to in writing and signed by a duly authorized representative of each of the Parties.

12.4.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes and extinguishes all prior understandings, intentions, drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether or not in writing, relating to the same subject matter.

12.5.	Schedules

The Schedules hereto are made an integral part of this Agreement and are equally binding with the main body of this Agreement.

12.6.	No waiver

A failure to exercise or delay in exercising a right or remedy does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy prevents further exercise of the right or remedy or the exercise of another right or remedy.

12.7.	Severability

The invalidity, illegality or unenforceability of any terms of this Agreement shall not affect the validity, legality and enforceability of the remainder of this Agreement. If a fundamental provision of this Agreement will be invalid, illegal or unenforceable, such provision will be renegotiated by the Parties with the objective of placing each Party in a position as nearly equal as possible to that had such provision not been invalid, illegal or unenforceable.

12.8.	This Agreement is executed in 06 (six) copies, 04 (four) copies for Licensee and 02 (two) copies for Licensor. Each original copy shall have the same legal effect.

EXECUTION PAGE

IN WITNESS WHEREOF, an authorized representative of each Party hereto has executed this Agreement as of the date first written above.

NOVATECH RESEARCH AND DEVELOPMENT	VINFAST TRADING AND PRODUCTION
JOINT STOCK COMPANY	JOINT STOCK COMPANY

Signed and Sealed	Signed and Sealed

/s/[***]	/s/[***]

Title: [***]	Title: [***]

SCHEDULE 1

LICENSED PORTFOLIO

Licensed Portfolio for the following models: [***]

Licensed Portfolio includes all technologies, processes, solutions, data, technical specifications, Intellectual Property Rights, and related documentation developed or owned or controlled by Licensor as of the Effective Date, as well as any future research and development outputs, technologies, processes, solutions, data, technical specifications, Intellectual Property Rights, and related documentation developed, owned, or controlled by the Licensor for the purpose of manufacturing vehicles.

SCHEDULE 2

LICENSE FEES, PAYMENT TERMS AND CONDITIONS

1.

License Fee: From the date of signing this Agreement, Licensee will pay the Licensor a License Fee of equal [***] of total net revenue from sale of Licensed Product(s) (excluding VAT) which have been disclosed in consolidated financial statements of VinFast Auto Ltd., parent company of Licensee.

Quarterly, Licensee will prepare the summary of sale data and send to Licensor during [***] days after end of each quarter via email/acceptance minute.

2.

Payment term: Licensee shall pay Licensor’s invoices in VND, within [***] ([***]) calendar days after the date of Licensee’s receipt of all payment documents in full. Payment shall be made to Licensor’s account as indicated in the invoice.

3.

In the event of late payment by the Licensee, Licensor shall be entitled to claim late payment interest at a rate of [***]% of the 12-month term deposit interest rate at BIDV amount for the period from the date of breach to the date of fulfillment. Licensor shall have the right to set off any amount due but not fully paid by the Licensee against any amount payable by the Licensor to the Licensee under this Agreement or other agreements between the Parties